                            MASTER DISTRIBUTION PLAN
                                       of
                   AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
                                    CLASS II

         WHEREAS, the above named corporation (the "Issuer") is an open-ended, management investment company registered under the Investment Company Act of
1940, as amended (the "1940 Act"); and

         WHEREAS, the common stock of the Issuer is currently divided into a number of separate series of shares (the "Funds"), each corresponding to a distinct portfolio of securities; and

         WHEREAS, pursuant to Rule 18f-3 of the 1940 Act, the Issuer's Boards of
Directors (the "Board") has established multiple classes of shares of the various funds of the Issuer, including a class of shares designated as Class II;
and

         WHEREAS, the Board desires to authorize the Class II shares of the
Funds identified in SCHEDULE A to bear a portion of the expenses of distribution of certain of their shares by adopting this Master Distribution Plan, pursuant to Rule 12b-1 under the 1940 Act; and

         WHEREAS, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM") is the
registered investment adviser to the Issuer; and

         WHEREAS, the Issuer has entered into a Distribution Agreement (the
"Distribution Agreement") with AMERICAN CENTURY INVESTMENT SERVICES, INC. (the
"Distributor"), pursuant to which Distributor serves as distributor of the various classes of the Funds, including the Class II shares of the Funds.

         NOW, THEREFORE, the Issuer hereby adopts, on behalf of the Funds, this
Plan, in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

Section 1.        Distribution Fees

a.       Distribution Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 2 below, the Funds shall pay ACIM, as paying agent for the Funds, a fee equal to 25 basis points
         (0.25%) per annum of the average daily net assets of the shares of the
         Funds' Class II shares (the "Distribution Fee").

b.       Applicability to Additional and Future Funds. If the Issuer desires to add additional, currently-existing funds to the Plan or establish additional funds in the future, and the applicability of the Plan with respect to such existing or new funds is approved in the manner set forth in Section 4 of this Plan, as well as by the then-sole shareholder of the Class II shares of such new funds (to the extent shareholder approval of new funds is required by the then-current 1940
         Act Rules), this Plan may be amended to provide that such new funds will become subject to this Plan and will pay the Distribution Fee set forth in Section 1a above, unless the Board specifies otherwise. After the adoption of this Plan by the Board with respect to the Class II shares of the existing or new funds, the term "Funds" under this Plan shall thereafter be deemed to include the existing or new funds.

c.       Calculation and Assessment. Distribution Fees under this Plan will be calculated and accrued daily by each Fund and paid to ACIM monthly, or at such other intervals as the Issuer and ACIM may agree.

Section 2.        Distribution Services

a.       The amount set forth in Section 1a of this Plan shall be paid for services in connection with any activities undertaken or expenses incurred by the Distributor or its affiliates primarily intended to result in the sale of Class II shares of the Funds, which services may include but are not limited to, (a) the payment of sales commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell Class II shares pursuant to Selling
         Agreements; (b) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the
         Funds' Class II shares; (c) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (d) the printing of prospectuses, statements of additional information and reports for other than existing shareholders; (e) the preparation, printing and distribution of sales literature and advertising materials provided to the Funds' shareholders and prospective shareholders; (f) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (g) the providing of facilities to answer questions from prospective investors about Fund shares; (h) complying with federal and state securities laws pertaining to the sale of Fund shares; (i) assisting investors in completing application forms and selecting dividend and other account options; (j) the providing of other reasonable assistance in connection with the distribution of Fund shares; (k) the organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (l) profit on the foregoing; (m) the payment of "service fees", as contemplated by the Rules of Fair Practice of the National
         Association of Securities Dealers, Inc. ("NASD") and (n) such other distribution and services activities as the Issuer determine may be paid for by the Issuer pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the 1940 Act.

b.       For purposes of the Plan, "service fees" shall mean payments in connection with the provision of personal services to investors and/or the maintenance of shareholder accounts; provided, however, that if the
         NASD adopts a definition of "service fees" for purposes of Rule 2830 of the Conduct Rules of the NASD (or any successor to such rule) that differs from the definition of "service fees" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fees" in this Section shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of Distributor related to its service activities, including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

Section 3.        Effectiveness

Upon receipt of approval by vote of both (a) the Board of Directors of the
Issuer, and (b) the Independent Directors, this Plan shall become effective as of May 18, 2001.

Section 4.        Term

This Plan will continue in effect until May 18, 2002, and will continue thereafter in full force and effect for successive periods of up to one year, provided that each such continuance is approved by a vote of both the Board of
Directors of the Issuer and the Independent Directors.

Section 5.        Reporting Requirements

ACIM shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act.
ACIM will provide to the Issuer's Board, and the Independent Directors will review and approve, in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Class II shares of each Fund by ACIM under this Plan and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.

Section 6.        Termination

This Plan may be terminated without penalty at any time with respect to the
Class II shares of any Fund by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting Class II shares of that Fund.
Termination of the Plan with respect to the Class II shares of one Fund will not affect the continued effectiveness of this Plan with respect to the Class II shares of any other Fund.

Section 7.        Amendments to this Plan

This Plan may not be amended to increase materially the amount of compensation a
Fund is authorized to pay under Section 1 hereof unless such amendment is approved in the manner provided for initial approval in Section 3 hereof, and such amendment is further approved by a majority of the outstanding voting securities of the Class II shares of the Fund. No other material amendment to the Plan will be made unless approved in the manner provided for approval and annual renewal in Section 4 hereof; provided, however, that a new Fund may be added by the Issuer upon approval of a new Schedule A to this Plan.

Section 9.        Recordkeeping

The Issuer will preserve copies of this Plan (including any amendments thereto)
and any related agreements and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Issuer has adopted this Plan as of May 18,
2001.

                          AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.

                          By:/*/Charles A. Etherington
                          Name: Charles A. Etherington
                          Title: Vice President

                                   SCHEDULE A

                         Series Offering Class II Shares

Series                                                             Date Plan Adopted
------                                                             -----------------

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
>>    VP Global Growth                                             May 18, 2001
>>       VP Growth                                                 May 18, 2001
>>       VP Ultra                                                  May 18, 2001
>>       VP Vista                                                  May 18, 2001
>>       VP Equity Index                                           May 18, 2001
>>       VP Balanced                                               May 18, 2001
>>       VP Capital Appreciation                                   May 18, 2001
>>       VP Value                                                  May 18, 2001
>>       VP International                                          May 18, 2001
>>       VP Income & Growth                                        May 18, 2001

By:/*/Charles A. Etherington
Name: Charles A. Etherington
Title: Vice President
Date: May 18, 2001